                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-116433


                            IMPAX LABORATORIES, INC.

                  PROSPECTUS SUPPLEMENT NO. 1 TO THE PROSPECTUS
           INCLUDED IN THE REGISTRATION STATEMENT FILED JUNE 14, 2004

         This prospectus supplement supplements certain information contained in our prospectus (the "Prospectus") dated October 1, 2004, and included in our registration statement on Form S-3 filed with the Securities and Exchange Commission on June 14, 2004, as amended. This supplement is not complete without, and may not be delivered or utilized except with, the Prospectus and any amendments or supplements thereto.

         The information contained in the table under the caption "Selling Securityholders" on page 47 of the Prospectus is hereby supplemented by: (1) adding to the table the selling securityholders set forth below under Schedule 1; and (2) restating the holdings of the selling securityholders set forth below under Schedule 2. The information provided in Schedule 1 and Schedule 2 may include amounts that are in addition to, and in some cases in substitution for, amounts listed for the same or other selling securityholders in the Prospectus. All other portions of the Prospectus remain unchanged.

         Information concerning the selling securityholders contained herein is based upon information provided to us by the selling securityholders. This information may change from time to time and any changed information will be set forth in future prospectus supplements, if and when necessary. Additionally, the selling securityholders identified in Schedule 1 and Schedule 2, and in the Prospectus, may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they last provided us with information about their holdings.

         INVESTING IN THE SECURITIES COVERED BY THE PROSPECTUS, AS HEREBY SUPPLEMENTED, INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         THE SECURITIES OFFERED OR SOLD UNDER THIS PROSPECTUS, AS HEREBY SUPPLEMENTED, HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THE PROSPECTUS OR THIS SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



          The date of this prospectus supplement is December 17, 2004

                                                          SCHEDULE 1

                                                    SELLING SECURITYHOLDERS

------------------------------- --------------- --------------- -------------- --------------- -------------- ---------------

                                  PRINCIPAL                                                                    PERCENTAGE OF
                                  AMOUNT OF                      NUMBER OF                        NUMBER OF     OUTSTANDING
                                  DEBENTURES                     SHARES OF                       SHARES OF      SHARES OF
                                 BENEFICIALLY   PERCENTAGE OF     COMMON         NUMBER OF        COMMON         COMMON
                                 OWNED BEFORE     DEBENTURES       STOCK         SHARES OF         STOCK          STOCK
                                 OFFERING AND    OUTSTANDING    BENEFICIALLY       COMMON       BENEFICIALLY   BENEFICIALLY
                                 THAT MAY BE        BEFORE      OWNED BEFORE     STOCK BEING    OWNED AFTER     OWNED AFTER
NAME OF SELLING SECURITYHOLDER     SOLD ($)        OFFERING        OFFERING      OFFERED (1)    THE OFFERING   THE OFFERING
------------------------------- --------------- --------------- -------------- --------------- -------------- ---------------
DBAG London(2)                     3,150,000          3.32%           --           112,179           --             *
------------------------------- --------------- --------------- -------------- --------------- -------------- ---------------
S.A.C. Arbitrage Fund, LLC(3)      6,000,000          6.32%         123,183        213,675         123,183          *
------------------------------- --------------- --------------- -------------- --------------- -------------- ---------------



























--------
* less than 1%

(1) Assumes conversion of all the selling securityholders' debentures at a rate of 35.6125 shares of common stock per $1,000 original principal amount of the debentures. This conversion rate is subject to adjustment as described in the Prospectus under "Description of Debentures - Conversion of Debentures." As a result, the number of shares of common stock issuable upon conversion of the debentures may increase in the future.

(2) Daniel Azzi and Patrick Corrigan share voting and investment control over the securities held by this selling securityholder.

(3) Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company ("SAC Capital Advisors"), and S.A.C. Capital Management, LLC, a Delaware limited liability company ("SAC Capital Management") share all investment and voting power with respect to the securities held by this selling securityholder. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaims beneficial ownership of any of the securities covered by this prospectus.

                                                         SCHEDULE 2

                                                  SELLING SECURITYHOLDERS

----------------------------------- -------------- ------------- -------------- ------------- ------------- --------------
                                      PRINCIPAL
                                      AMOUNT OF                    NUMBER OF                                PERCENTAGE OF
                                      DEBENTURES                   SHARES OF                    NUMBER OF    OUTSTANDING
                                     BENEFICIALLY                   COMMON                      SHARES OF     SHARES OF
                                        OWNED      PERCENTAGE OF     STOCK        NUMBER OF      COMMON        COMMON
                                        BEFORE      DEBENTURES    BENEFICIALLY    SHARES OF       STOCK         STOCK
                                     OFFERING AND   OUTSTANDING      OWNED         COMMON     BENEFICIALLY   BENEFICIALLY
                                     THAT MAY BE      BEFORE         BEFORE      STOCK BEING   OWNED AFTER    OWNED AFTER
  NAME OF SELLING SECURITYHOLDER       SOLD ($)      OFFERING       OFFERING      OFFERED(1)   THE OFFERING  THE OFFERING
----------------------------------- -------------- ------------- -------------- ------------- ------------- --------------
Bancroft Convertible Fund, Inc. (2)    1,500,000       1.58%          --            53,418         --             *
----------------------------------- -------------- ------------- -------------- ------------- ------------- --------------
Ellsworth Convertible Growth and
Income Fund, Inc.(3)                   1,500,000       1.58%          --            53,418         --             *
----------------------------------- -------------- ------------- -------------- ------------- ------------- --------------
Grace Convertible Arbitrage Fund,
Ltd.(4)                                5,000,000       5.26%          --           178,062         --             *
----------------------------------- -------------- ------------- -------------- ------------- ------------- --------------
HighBridge International LLC (5)      12,500,000      13.16%       293,017(6)      445,156       293,017(6)       *
----------------------------------- -------------- ------------- -------------- ------------- ------------- --------------
S.A.C. Capital Associates, LLC(7)        --             --         174,166           --          174,166          *
----------------------------------- -------------- ------------- -------------- ------------- ------------- --------------

--------
*  less than 1%

(1) Assumes conversion of all the selling securityholders' debentures at a rate of 35.6125 shares of common stock per $1,000 original principal amount of the debentures. This conversion rate is subject to adjustment as described in the Prospectus under "Description of Debentures - Conversion of Debentures." As a result, the number of shares of common stock issuable upon conversion of the debentures may increase in the future.

(2) This selling securityholders is a publicly-held registered investment company.

(3) This selling securityholder is a publicly-held registered investment company.

(4) Michael Brailov and Bradford Whitmore share voting and investment control over the securities held by this selling securityholder.

(5) Glen Dubin and Henry Swieca are the principals of HighBridge Capital Management, trading advisor to this selling securityholder. Mr. Dubin and Mr. Swieca have voting and investment control over the securities held by this selling securityholder.

(6) These shares are issuable upon the exercise of warrants to purchase common stock held by Smithfield Fiduciary LLC. Highbridge Capital Management, LLC, the trading manager for this selling securityholder, is also the trading manager of Smithfield Fiduciary LLC and has voting and investment control over the securities held by Smithfield Fiduciary LLC.

(7) Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company ("SAC Capital Advisors"), and S.A.C. Capital Management, LLC, a Delaware limited liability company ("SAC Capital Management") share all investment and voting power with respect to the securities held by this selling securityholder. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaims beneficial ownership of any of the securities covered by this prospectus.